UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)       December 5, 2008

TEKNI-PLEX, INC.
(Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)
333-28157	22-3286312
(Commission File Number)	(I.R.S. Employer Identification No.)

201 Industrial Parkway, Somerville, New Jersey	08876
(Address of principal executive offices)	(Zip Code)

(908) 722-4800
(Registrant’s Telephone Number, Including Area Code)

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers;

DEPARTURE OF CHIEF RESTRUCTURING OFFICER

(b)       On December 5, 2008, James A. Mesterharm notified Tekni-Plex, Inc. (the “Company”) that effective as of December 1, 2008, he resigned his position as Chief Restructuring Officer of the Company. Mr. Mesterharm has agreed to continue to provide services to the Company as a restructuring advisor in accordance with the terms of that certain engagement letter dated as of December 17, 2007 (as amended, supplemented or otherwise modified from time to time) between AP Services, LLC, a Delaware limited liability company and the Company.

APPOINTMENT OF CHIEF OPERATING OFFICER

(c)       On December 5, 2008 the Board of Directors (the “Board”) of the Company, appointed Edward Goldberg (age 59) to serve as the Company’s Chief Operating Officer. Mr. Goldberg began serving as Chief Operating Officer of the Company commencing December 5, 2008. Mr. Goldberg’s employment as an officer of the Company does not have a fixed term and will continue until terminated by either Mr. Goldberg or the Company. Mr. Goldberg's compensation arrangements with respect to his service as Chief Operating Officer have yet to be determined.

There is no family relationship between Mr. Goldberg and any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer.

Prior to his appointment as Chief Operating Officer, Mr. Goldberg was a Senior Vice President of the Company, in charge of the Colorite business line. Prior to August, 2008, Mr. Goldberg managed the Company’s packaging business. He joined the Company in 2001 and served as a director of the Company from 2005 until May 30, 2008. Prior to joining the Company he worked for Procter & Gamble and The Scott Paper Company. He received his BS and MS degrees in Chemical Engineering from Rensselaer Polytechnic Institute in 1971.

There have been no transactions since the beginning of the Company's last fiscal year, nor are any transactions currently proposed, in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which Mr. Goldberg had or will have a direct or indirect material interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEKNI-PLEX, INC.
By:	/s/ Paul J. Young
Name: Paul J. Young Title: Chief Executive Officer

Dated:  December 11, 2008